UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 28, 2008

NUTRITION 21, INC.
(Exact name of registrant as specified in its charter)

New York	0-14983	11-2653613
(State or Other Jurisdiction of Incorporation)	(Commission file Number)	(IRS Employer Identification No.)

4 Manhattanville Road, Purchase, New York		10577
(Address of Principal Executive Offices)		(Zip Code)

Registrant's telephone number, including area code: (914) 701-4500

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

In connection with Paul Intlekofer’s resignation as a director and officer of the Company on March 20, 2008, the Company and Mr. Intlekofer entered into an Agreement and General Release and Waiver (the “Agreement”) dated as of March 28, 2008 that became effective on April 28, 2008.

Under the Agreement, the Company agreed to pay to Mr. Intlekofer amounts equal to the salary he would have received from March 20, 2008 trough December 31, 2008 had he not resigned and to provide to Mr. Intlekofer health benefits through December 31, 2008. The Agreement also provides that Mr. Intlekofer’s vested stock options will be exercisable through December 31, 2008 and that his non-vested stock options have expired. Mr. Intlekofer agreed that he will not at any time disclose or use the Company’s confidential information, and that he will not directly or indirectly compete with the Company or induce Company’s employees or consultants to cease rendering services to the Company or directly or indirectly hire any such employees or consultants for the period ending December 31, 2009.

The foregoing is only a brief summary of certain provisions of the Agreement, and is qualified in its entirety by reference to the Agreement, a copy of which is attached hereto as Exhibit 10.1 and incorporated herein by reference.

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Reference is made to Item 1.01 for information on an Agreement and General Release and Waiver by and between the Company and Paul Intlekofer dated as of March 28, 2008 that became effective on April 28, 2008. Mr. Intlekofer resigned as a director and officer of the Company on March 20, 2008.

Item 9.01.	FINANCIAL STATEMENTS AND EXHIBITS.

Exhibit No.	Description

10.1	Agreement and General Release and Waiver, dated as of March 28 2008 that became effective April 28, 2008, filed herewith

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereto duly authorized.

Nutrition 21, Inc. (Registrant)

Date: April 29, 2008	By:	/s/ Gerard Butler
Gerard Butler
Co-Chief Executive Officer

By:	/s/ Michael Fink
Michael Fink
Co-Chief Executive Officer

INDEX TO EXHIBITS.

Exhibit No.	Description

10.1	Agreement and General Release and Waiver, dated as of March 28 2008 that became effective April 28, 2008, filed herewith